EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

GREAT AMERICAN LIFE INSURANCE COMPANY,

ANNUITY INVESTORS LIFE INSURANCE COMPANY AND

MANHATTAN NATIONAL LIFE INSURANCE COMPANY

THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is entered into as of the 28th day of May, 2021, by and among Massachusetts Mutual Life Insurance Company (“MassMutual”), a mutual life insurance company organized and existing under the laws of The Commonwealth of Massachusetts, having a principal place of business at 1295 State Street, Springfield, Massachusetts, Great American Life Insurance Company (“GALIC”), an Ohio domiciled life insurance company, having a principal place of business at 301 East Fourth Street, Cincinnati, Ohio, Annuity Investors Life Insurance Company, an Ohio domiciled life insurance company, having a principal place of business at 301 East Fourth Street, Cincinnati, Ohio (“AILIC”) and Manhattan National Life Insurance Company, an Ohio domiciled life insurance company, having a principal place of business at 301 East Fourth Street, Cincinnati, Ohio (“MNLIC”). GALIC, AILIC and MNLIC are individually referred to herein as a “Company” and collectively as the “Companies”.

WHEREAS, the Companies are indirect wholly-owned subsidiaries of MassMutual;

WHEREAS, the Companies desire to obtain selected administrative and support services from MassMutual;

WHEREAS, MassMutual desires to provide administrative and support services to the Companies;

NOW, THEREFORE, to effectuate the above purposes and in consideration of the mutual covenants, agreements and compensation provided in this Agreement, MassMutual, GALIC, AILIC and MNLIC hereby agree as follows:

1. Administrative and Support Services. In consideration of the Fee to be paid pursuant to Section 3 of this Agreement, MassMutual will provide the Companies with certain administrative and support services (the “Services”) during the term of this Agreement. The Services may include, but are not limited to, the services described in Appendix A attached hereto and incorporated herein by reference, as such may be amended from time to time in accordance with Section 14 herein. All funds and invested assets of the Companies are the exclusive property of the Companies, held for the benefit of the Companies and are subject to the control of the Companies.

In connection with its performance of the Services, MassMutual will furnish all necessary office and filing space and the use of necessary office, staff/personnel, accounting, computer and communications equipment. The Companies will timely notify MassMutual of any changes in its business practices, systems or employment of its workforce, if any. The Companies will, to the best of their ability, provide MassMutual with accurate, timely, and complete information with respect to all business activities such that MassMutual can satisfactorily perform the Services described in this Agreement.

2. Duty of Care.

(a) All services under this Agreement will be performed with the same standards of care, prudence and diligence which the parties hereto exercise in the performance of their own management, administrative and general corporate responsibilities.

(b) At all times during the providing of Services and thereafter, MassMutual and the Companies will treat all proprietary, confidential or secret information and materials of the other party as if such all proprietary, confidential, and secret information was its own. In addition to protecting confidential information and materials of the other party in accordance with the terms of this Agreement, MassMutual and each Company agree to implement reasonable measures to establish a written information security program with respect to nonpublic personally identifiable information (“Personal Information”), to the extent such information is shared, which (i) ensures the security and confidentiality of such information, (ii) protects against any anticipated threats or hazards to the confidentiality, security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal information, including but not limited to, any access or use that could result in substantial harm or inconvenience to either party or either party’s customers, employees, or agents. MassMutual and the Companies will restrict access to Personal Information to those individuals that have a legitimate need to access such information.

(c) MassMutual and the Companies will immediately notify the other in the event of any circumstances involving a Breach of Security (defined below) of Personal Information and reasonably cooperate in the investigation of any such incident. Breach of Security is defined herein to mean any actual or suspected unauthorized access to or use of Personal Information. In addition, MassMutual and the Companies agree to provide each other with any additional information, reasonably required by the other party, in sufficient detail to enable the other party to comply with any and all legal and regulatory requirements resulting from such Breach of Security.

3. Administrative Services Fee.

(a) In consideration of the Services provided by MassMutual as described in Section 1 of this Agreement and Appendix A, GALIC, AILIC and MNLIC will collectively pay to MassMutual an annual administrative and support services fee, which will be prorated for any period less than a full year during which this Agreement is in effect (“Fee”). The amount of the Fee will take into account all of the costs and expenses which are directly or indirectly related to the Services and may include allocable salaries and benefits, rent and other overhead expenses, utilities, building maintenance services, furniture and other office equipment, supplies, equipment, subscriptions, electronic data processing equipment and other similar expenses. An estimate of the current Fee is attached hereto as Appendix B. None of the Companies shall advance funds to MassMutual except to pay for the Services as provided under this Agreement.

(b) The parties further agree that: (i) the Fee for the Services will be fair and reasonable; (ii) expenses incurred and payment received will be allocated on an equitable basis in conformity with customary insurance accounting practices consistently applied; and (iii) the books, accounts and records of the parties will be so maintained as to clearly and accurately disclose the nature and details of the Services and the Fee, including such accounting information as is necessary to support the reasonableness of the Fee.

(c) Upon request by GALIC, AILIC or MNLIC, MassMutual will, within thirty (30) days after the expiration of each calendar year during which this Agreement is in effect, furnish the management of GALIC, AILIC or MNLIC, as applicable, with a written statement of amounts received and expended pursuant to this Agreement, in such detail and with such supporting documentation as the management of GALIC, AILIC or MNLIC may reasonably require. On or before February 28 of each year, the parties will adjust all costs and expenses allocated between them for the preceding calendar year, and any payment in accordance with such final adjustment will thereupon be made by the appropriate party to the other.

(d) Unless otherwise agreed to by the parties, the Fee will be paid quarterly. The Fee will be paid in United States dollars and may be made by electronic transfer or such other means, as agreed upon by the parties. For each calendar quarter or portion thereof, the Fee will be due and payable no later than thirty days after receipt of the bill. Any undisputed portion of the Fee payments made after the thirtieth (30th) day following the receipt of the bill will accrue interest on a daily basis at the then Applicable Long Term Federal Rate as regularly published in the Internal Revenue Code of the United States Treasury.

(e) Unless otherwise agreed between the parties, any indebtedness between MassMutual and the Companies which is not evidenced by a written instrument requiring payment of interest will bear interest at the minimum rate of interest specified in Section 1.482-2(a)(2) of the United States Treasury Regulations, with such interest to accrue six (6) months after the date the debt arises.

4. Intellectual Property Development. MassMutual is authorized to develop on behalf of the Companies the following property, provided, however, that any such development will first be proposed to, and approved by, the applicable Company:

(a) Patents, inventions, formulas, processes, designs, patterns and other similar items;

(b) Copyrights and other similar items;

(c) Trademarks, trade names, brand names and other similar items;

(d) Franchises, license contracts and other similar items; and

(e) Methods, programs, systems, procedures, campaigns, surveys, studies, forecasts, estimates, customer lists, technical data and other similar items.

For developing the property hereunder, MassMutual will receive as compensation an amount equal to the full share of costs with respect to such developments as are properly chargeable to the applicable Company.

For purposes of this paragraph, the costs and deductions required to be shared will take into account, on a reasonable basis and in accordance with generally accepted accounting principles, all of the direct and indirect costs incurred with respect to the development of such property which are allocable in accordance with the principles of Section 1.482-9 of the Treasury Regulations to the activities undertaken pursuant to this Agreement.

5. Expenses To Be Borne By Companies. GALIC, AILIC and MNLIC will each be solely responsible for their own expenses (i.e. expenses incurred by GALIC, AILIC and MNLIC not related to goods and services associated with the Services). The Companies will reimburse MassMutual for any expenses MassMutual incurs on behalf of the Companies within sixty (60) days of receiving notice from MassMutual that such reimbursement is due and payable.

6. Services Not Exclusive. The Companies agree that MassMutual’s Services to each Company under this Agreement are not to be exclusive and that MassMutual will be free to render similar services to others. MassMutual agrees that the Companies will be free to cancel any specific Services provided by MassMutual under this Agreement upon ninety (90) days written notice and that the Companies will be free to obtain such services thereafter from other vendors. The Companies agree that MassMutual will be free to cancel any Services provided pursuant to this Agreement upon ninety (90) days written notice.

7. No Partnership or Joint Venture. Each Company and MassMutual are not partners or joint venturers with each other, and nothing herein will be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

8. Directors, Officers and Employees. MassMutual’s directors, officers and employees may serve as directors, officers, agents, nominees or signatories for GALIC, AILIC and MNLIC. When executing documents or otherwise acting in such capacity for GALIC, AILIC or MNLIC, such persons will use their respective titles in the applicable Company and will be acting within the scope of his or her stated capacity solely for the applicable Company and not within the scope of their stated capacity for MassMutual. Such persons will receive no compensation from the applicable Company for their services to such Company in such capacities. Any person employed or formerly employed by MassMutual who may be or become an employee of, and paid by, GALIC, AILIC or MNLIC will be deemed, when acting within the scope of his or her employment by GALIC, AILIC or MNLIC, to be acting in such employment solely for GALIC, AILIC or MNLIC and not as a MassMutual employee or agent, except when separate consulting agreements are entered into between MassMutual and employees of GALIC, AILIC or MNLIC.

9. Limitation of Liability and Indemnification.

(a) In the absence of misfeasance, violation of applicable law, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, neither party hereto will be liable to the other for any act or failure to act in connection with the performance of its duties hereunder.

(b) MassMutual hereby agrees to indemnify and hold each Company harmless from any loss occasioned by the misfeasance, violation of applicable law, bad faith, reckless disregard or negligent acts or omissions of MassMutual.

(c) Each Company hereby agrees to indemnify and hold MassMutual harmless from any loss occasioned by the misfeasance, violation of applicable law, bad faith, reckless disregard or negligent acts or omissions of such Company.

(d) Each Company acknowledges that MassMutual will be responsible for filing a U.S. consolidated tax return on behalf of the MassMutual affiliated group, and that all members of the affiliated group, including MassMutual, GALIC, AILIC and MNLIC, will be jointly and severally liable for all U.S. Federal income taxes, as well as any applicable penalties and interest due thereon.

10. Duration and Termination of this Agreement. This Agreement will remain in force until superseded by an agreement in writing between the parties and/or terminated in accordance with the terms of this Section 10. This Agreement may be terminated with or without cause at any time by the Companies or by MassMutual on ninety (90) days’ written notice to the other party hereto. This Agreement will automatically terminate in the event of its assignment, unless such assignment has been consented to by the parties in advance. In the event of the termination of this Agreement: (a) all records in MassMutual’s possession pertaining to the operation of the Companies, together with any other Company property in its possession, will promptly be delivered to the applicable Company or its representative authorized to receive the same, it being understood by the Companies that MassMutual may retain copies of any documents or information necessary for MassMutual to fulfill its own legal obligations with respect to the Companies, including those which arise by virtue of any ownership interest which

MassMutual may have in the Companies; and (b) MassMutual’s right to compensation will immediately cease, except for (i) any payments, or pro rata portions thereof, which are due on the date of termination; and (ii) Services which must be provided in order to wind up any ongoing matters, including but not limited to matters relating to pending litigation, tax accounting and filing services, Internal Revenue Service audits, and employee benefit administration matters.

MassMutual shall have no automatic right to terminate this Agreement if any action is taken against the Companies pursuant to applicable supervision, rehabilitation, and liquidation laws. MassMutual shall continue to maintain systems, programs, or other infrastructure notwithstanding action being taken against the Companies pursuant to applicable insurers supervision, rehabilitation, and liquidation laws, and will make them available for so long as MassMutual continues to receive timely payment for services rendered.

11. Company Oversight. The parties expressly understand and acknowledge that each of the Companies shall at all times retain ultimate authority, absolute control of and responsibility for the business and operations of such Company and shall at all times be subject to the direction and control of the board of directors and officers of such Company. The performance of the Services shall be subject to the criteria, standards and guidelines furnished by each such Company to MassMutual and shall be discharged in a manner consistent with such Company’s best interests. Each of the Companies shall maintain oversight for the functions provided by MassMutual for such Company and each such Company shall monitor the services performed by MassMutual annually for quality assurance.

12. Books and Records. The books and records of the Companies shall include all books and records developed or maintained under or related to this Agreement and all such books and records are and shall remain the property of such Company and are subject to the control of such Company. Each party to this Agreement shall retain the right of continuing access to the books and records of the other party sufficient to permit the parties to fulfill all of their obligations under this Agreement. The parties agree that any appropriate regulatory authority shall have access to books and records associated with this Agreement during normal business hours and upon reasonable advance notice. The books, accounts and records of the Companies and MassMutual shall be so maintained as to clearly and accurately disclose the nature and details of the transactions contemplated in this Agreement.

13. Receivership. In the event any action is taken against any of the Companies under applicable supervision, rehabilitation or liquidation laws, the Superintendent of the Ohio Department of Insurance, as rehabilitator or liquidator, shall be vested with all rights of such Company hereunder and all books and records of such Company shall immediately be made available to the Superintendent or rehabilitator upon request.

14. Entire Agreement; Amendments. This Agreement and the appendices referred to herein will constitute the entire agreement between the parties hereto for administrative and general corporate services, and no provision of this Agreement may be changed, waived, discharged or terminated orally but only by an amendment in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought; provided, however, each party may provide direction to the other regarding the extent and manner of Services to be provided.

15. Miscellaneous; Governing Law. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise change their construction or effect. The provisions of this Agreement will be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Agreed to as of the date first written above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Jaime Genua
Name:	Jaime Genua
Title:	Head of Corporate Law

GREAT AMERICAN LIFE INSURANCE COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	President

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	President

MANHATTAN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	President

APPENDIX A

Pursuant to Section 1 of the Administrative Services Agreement between Massachusetts Mutual Life Insurance Company (“MassMutual”) and Great American Life Insurance Company (“GALIC”), Annuity Investors Life Insurance Company (“AILIC”) and Manhattan National Life Insurance Company (“MNLIC”) (collectively referred to herein as the “Companies”), the administrative and support services (the “Services”) to be provided by MassMutual to or on behalf of the Companies may include, but are not limited to, the following:

(a)	Enterprise Risk Management services;

(b)	Corporate Finance services (including tax services and treasury services)

(c)	Actuarial services;

(d)	Legal services;

(e)	Internal Audit services;

(f)	Corporate Compliance services;

(g)	Procurement services;

(h)

Leased employees, as agreed to from time to time, to meet staffing needs (MassMutual will have the authority to hire and retain such employees. GALIC, AILIC and MNLIC will have the authority to determine whether employees will become and remain associated persons.); and

(i)	Any additional services as shall be agreed upon in writing by GALIC, AILIC and MNLIC and MassMutual.